Exhibit 99.1

Ryman Hospitality Properties, InC. ANNOUNCES pricing of $500 Million of SENIOR NOTES due 2027

NASHVILLE, Tenn. (September 13, 2019) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced today that RHP Hotel Properties, LP (the “Operating Partnership”) and RHP Finance Corporation (together with the Operating Partnership, the “Issuers”), its indirect wholly owned subsidiaries, priced the private placement of $500 million aggregate principal amount of 4.75% senior notes due 2027 (the “notes”). The notes will be senior unsecured obligations of the Issuers and guaranteed by the Company and its subsidiaries that guarantee its existing senior secured credit facility, 5.00% senior unsecured notes due 2021 (the “2021 Notes”) and 5% senior unsecured notes due 2023. Subject to customary closing conditions, the Issuers expect the private placement of the notes to close on September 19, 2019. The aggregate net proceeds from the sale of the notes are expected to be approximately $493 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses.

The Issuers intend to use substantially all of the net proceeds from the offering to fund the concurrent cash tender offer for any and all of the $350 million outstanding aggregate principal amount of 2021 Notes, and, if and to the extent necessary, to redeem any of the 2021 Notes that remain outstanding thereafter, in accordance with the indenture governing the 2021 Notes, including the payment of all premiums, accrued interest and costs and expenses in connection with the tender offer and redemption of the 2021 Notes, after the expiration of the cash tender offer, and to repay all or a portion of the amounts outstanding under the Company’s revolving credit facility. Any remaining proceeds will be used for general corporate purposes.

The notes will be offered to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a real estate investment trust for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 8,114 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. The Company is also a joint venture owner of the 1,501-room Gaylord Rockies Resort & Convention Center, which is also managed by Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; 650 AM WSM, the Opry’s radio home; and Ole Red, a country lifestyle and entertainment brand.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” regarding the proposed private placement and the Company’s intended use of proceeds from such private placement. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
615-316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com